Exhibit 10.1

THE YORK WATER COMPANY

Cash Incentive Plan

Purpose:

The purpose of the Incentive Plan (the "Plan") is to aid The York Water Company (the "Company") in retaining, attracting, motivating and rewarding associates ("Participants") who provide substantial services to the Company, to recognize contributions and reward achievement of Company goals, and promote the creation of value for customers by more closely aligning the interest of participants with those of customers. The Plan authorizes cash-based incentives for participants.

Definitions:

(a)	"Annual Incentive Award" means a cash-based performance award granted to a Participant representing a right to receive payment, as determined by the Compensation Committee, based on the achievement of Company goals in a period of one (1) fiscal year or portion thereof.

(b)	"Beneficiary" means the legal representatives of the Participant's estate entitled to receive benefits under a Participant's Annual Incentive Award upon a Participant's death. Each Participant will be permitted to designate a beneficiary to receive the benefits specified under the Participant's Annual Incentive Award upon the Participants death.

(c)	"Committee" means the Compensation Committee of the Board of Directors of the Company.

(d)	"Participant" means a person designated by the Committee to be eligible to receive an Annual Incentive Award under the Plan.

Administration:

The Plan shall be administered by the Committee, which shall have complete and final authority to select Participants, to determine the goals and circumstances under which Annual Incentive Awards are granted, to grant awards, to prescribe documents evidencing or setting terms of Annual Incentive Awards, to make amendments to the Plan, to establish rules and regulations for the administration of the Plan, to construe and interpret the Plan, to correct defects, supply omissions or reconcile inconsistencies as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants and Beneficiaries.

1

Terms of Awards:

The Committee is authorized to grant cash-based Annual Incentive Awards, which may be earned upon the attainment or satisfaction of organizational goals. In addition, the Committee may specify that any Annual Incentive Award be conditioned upon achievement or satisfaction of business criteria or other measures of performance. The Committee may exercise its discretion to eliminate, to reduce or increase the amounts payable as Annual Incentive Awards, subject to such business criteria or other measures of performance.

(a)	One or more of the following business criteria or other measures of performance may be used by the Committee in establishing Annual Incentive Awards: (1) growth in revenues or assets; (2) earnings from operations; (3) net income or net income per common share; (4) return on investment or return on equity; (5) stock price or shareholder return and (6) strategic business criteria, consisting of meeting specified water quality standards, environmental or safety standards, affordability of rates and customer satisfaction standards.

The targeted levels of performance with respect to such business criteria or other measures may be established at such levels and in such terms as the Committee may determine.

The Plan shall become effective upon approval of the Board of Directors of the Company. The Plan will remain in effect until terminated by action of the Board of Directors of the Company.

Performance Measures:

Annual Incentive Awards are granted upon the successful attainment and satisfaction of Performance Objectives within a given year. Attainment of Performance Objectives shall be measured over an annual incentive period of up to or more than one year, as specified by the Committee. A Performance Objective shall be established no later than ninety (90) days after the beginning of any annual incentive period.

Performance Objectives are approved by the Committee. The successful attainment and satisfaction of Performance Objectives is determined by the Committee and shall be final, conclusive and binding.

The achievement of each Performance Objective will be awarded a score of five (5) points. No points will be awarded for partial achievement of Performance Objectives. Annual Incentive Awards will be granted upon an overall score of seventy-five (75) percent of the available Performance Objective score. Achieving Performance Objectives and receiving Annual Incentive Awards will be the shared responsibility of the Participants. If an overall score of seventy-five (75) percent of the available Performance Objective is achieved, all Participants will receive Annual Incentive Awards. If an overall score of less than seventy-five (75%) of the available Performance Objective score is achieved, no Participant will receive an Annual Incentive Award.

2

Certain Performance Objectives may be designated by the Committee to be eligible for a Performance Bonus Score. The Committee may select Performance Objectives that are critical and highly important to the successful completion of the Company's mission and, at the Committee's sole discretion, award a Performance Bonus Score of five (5) points for the successful achievement or completion of Performance Objectives so designated.

Settlement:

Each year, the Committee will determine the amount of the Annual Incentive Award. Settlement of the Annual Incentive Award will be in cash. The Company is authorized to withhold from any Annual Incentive Award amounts of withholding or other taxes due in connection with the payment of the Annual Incentive Award. Settlement of the Annual Incentive Award will be made upon the release of the Company’s annual earnings.

3